UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 18, 2016

John Bean Technologies Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-34036	91-1650317
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

70 West Madison Street
Chicago, IL 60602
(Address of principal executive offices, including Zip Code)
(312) 861-5900
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Forms 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 18, 2016, John Bean Technologies Corporation (the “ Company ”) and John Bean Technologies B.V., as borrowers, Wells Fargo Bank, National Association, as administrative agent, and the other lenders signatory thereto entered into a second amendment (the “ Second Amendment ”) to the Credit Agreement dated as of February 10, 2015 (the “ Credit Agreement ”). Pursuant to the terms of the Second Amendment, certain Lenders party to the Credit Agreement have agreed to increase their Commitments, such that the Aggregate Commitments from and after the effective date of the Second Amendment have increased from $450,000,000 to $600,000,000 and a Lender has agreed to become an Issuing Bank for the issuance of Letters of Credit. The Second Amendment modified provisions of the Credit Agreement that provide for an option to increase the Commitments further and issue additional Term Loans of up to $250,000,000 in the aggregate by adding a sub-limitation on increases to the individual Commitments to no more than $150,000,000. Except as otherwise specifically amended by the Second Amendment, all of the terms of the Credit Agreement remain the same.

Item 7.01 Regulation FD Disclosure.

On March 22, 2016, the Company issued a press release announcing that it has modified the Credit Agreement. The press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

The information furnished is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Press release issued by John Bean Technologies Corporation, dated March 22, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

John Bean Technologies Corporation

Date: March 22, 2016	By:	/s/ Brian A. Deck
	Name	Brian A. Deck
	Title	Executive Vice President and Chief Financial Officer